Exhibit 99.2
Spirit Airlines Reports January 2017 Traffic

MIRAMAR, Fla., (February 7, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for January 2017.

Traffic (revenue passenger miles) in January 2017 increased 9.9 percent versus January 2016 on a capacity (available seat miles) increase of 14.8 percent. Load factor for January 2017 was 78.2 percent, a decrease of 3.5 percentage points compared to January 2016.

Preliminary Traffic Results

	January 2017	January 2016	Change
Revenue passenger miles (RPMs) (000)	1,823,357	1,659,836	9.9%
Available seat miles (ASMs) (000)	2,331,391	2,030,954	14.8%
Load factor	78.2%	81.7%	(3.5) pts
Passenger flight segments	1,796,419	1,618,614	11.0%
Average stage length (miles)	990	1,000	(1.0)%
Total departures	13,297	11,901	11.7%

Preliminary Systemwide Operational Performance

January 2017
On-Time Performance[1]	75.4%
Completion Factor	96.4%

1Total percentage of flights arriving within 14 minutes of scheduled arrival time.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 420 daily flights to 59 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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